Exhibit 99.1

Dot Ai Reports Fourth Quarter and Full Year 2025 Financial Results

Full Year Revenue Increases to $5.8 Million Driven by Accelerating Customer Adoption;
Record Q4 Revenue Validates Commercial Momentum

LAS VEGAS, NV – March 4, 2026 – CID Holdco. (Nasdaq: DAIC) (“Dot Ai” or the “Company”), an IoT and AI-based SaaS company redefining asset intelligence for industrial technology, today reported its financial results for the fourth quarter and full year ended December 31, 2025.

Fourth Quarter and Full Year 2025 Financial Summary:

($ in millions, except per share data)
	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Revenues	$4.5	$(0.0)	$5.8	$0.2
Gross Profit	$2.0	$(0.0)	$2.7	$0.1
Total Operating Expenses	$4.2	$2.4	$13.1	$7.2
Loss from Operations	$(2.2)	$(2.4)	$(10.4)	$(7.0)
Net Loss	$(2.4)	$(2.7)	$(36.7)	$(21.5)
Net Loss per Share (Basic & Diluted)	$(0.08)	$(0.22)	$(1.78)	$(1.78)
Adjusted EBITDA (non-GAAP)*	$(2.2)	$(1.9)	$(9.1)	$(4.8)

*	See reconciliation of non-GAAP financial measures below.

Fourth Quarter and Full Year 2025 Operational Highlights:

●	Provided 2026 revenue guidance of $6 to $7.5 million, reflecting management’s confidence in the Company’s commercial pipeline and growth trajectory.

●	Completed the generation 3.0 SaaS platform with full multi-tenant architecture, delivering real-time asset visibility, predictive analytics, and seamless integration with existing customer infrastructure, serving as the backbone of the Company’s recurring revenue model and enabling enterprise-scale deployments.

●	Expanded manufacturing operations at the Company’s Barceloneta, Puerto Rico facility (Dot Works), supporting increased hardware production capacity to meet growing customer demand.

●	Secured strategic partnerships including CanTech Group for international distribution in Australia, Wiliot for ambient IoT solutions, and Wurth Industry North America for industrial supply chain applications.

●	Showcased the generation 3.0 Asset Intelligence platform at Manifest 2026, the premier supply chain and logistics technology conference held February 9–11 at The Venetian in Las Vegas. CEO Ed Nabrotzky participated in a featured panel discussion alongside partners from Würth Industry and Wiliot, highlighting the Company’s expanding ecosystem and commercial traction.

Management Commentary

Ed Nabrotzky, Co-Founder and CEO of Dot Ai, said: “2025 was a landmark year for Dot Ai. We completed our business combination, began trading on Nasdaq, and transformed into a commercial-stage enterprise with $5.8 million in full year revenue. Our record fourth quarter results in particular, validate the market demand for our Asset Intelligence platform and reflect the progress we have made in converting our pipeline into live customer deployments across multiple industries.

“The completion of our generation 3.0 platform, the expansion of our manufacturing operations in Puerto Rico, and the strategic partnerships we secured with CanTech, Wiliot, and Würth Industry North America position us to capitalize on the significant market opportunity ahead. Our presence at Manifest 2026 further demonstrated the depth of our partner ecosystem and the broad industry applicability of our technology.

“Looking ahead to 2026, we are confident in our ability to scale, particularly with an improved mix of software subscriptions. This is reflected in our revenue guidance of $6 to $7.5 million. We are focused on converting our robust pipeline into recurring subscription revenue, expanding our partner ecosystem, and investing in the world-class team we have assembled. With a clear path to growth and multiple catalysts on the horizon, we believe Dot Ai is well-positioned to create meaningful value for our shareholders,” concluded Nabrotzky.

Fourth Quarter 2025 Financial Results

Revenue for the fourth quarter of 2025 grew to $4.5 million, as compared to ($0.0) million in the same year-ago quarter. The increase was primarily driven by the Company’s transition from development-stage operations to commercial revenue generation following the completion of its business combination in June 2025.

Gross profit for the fourth quarter of 2025 grew to $2.0 million, representing a gross margin of 43.7%, as compared to gross profit of ($0.0) million, in the prior year period. The increase in gross profit reflects the Company’s shift to commercial operations and the scaling of manufacturing at the Barceloneta, Puerto Rico facility.

Operating expenses for the fourth quarter of 2025 totaled $4.2 million, as compared to $2.4 million in the same year-ago quarter. The increase was primary due to the commencement of commercial operations and manufacturing as well as costs associated with being a public company.

Net loss for the fourth quarter of 2025 shrank to $2.4 million, or ($0.08) per basic and diluted shares, as compared to a net loss of $2.7 million, or ($0.22) per basic and diluted share, in the same year-ago quarter.

Adjusted EBITDA, a non-GAAP measure, totaled ($2.2) million in the fourth quarter of 2025, as compared to ($1.9) million in the same year-ago quarter. See the US GAAP Net Loss to Adjusted EBITDA reconciliation table provided below.

Conference Call

Management will host an investor conference call at 4:30 p.m. Eastern time on Wednesday, March 4, 2026 to discuss the Company’s fourth quarter and full year 2025 financial results, provide a corporate update, and conclude with Q&A from telephone participants. To participate, please use the following information:

Q4 & Full Year 2025 Earnings Conference Call

Date: Wednesday, March 4, 2026
Time: 4:30 p.m. Eastern time
U.S. Dial-in: 1-877-407-0789
International Dial-in: 1-201-689-8562
Conference ID: 13759051
Webcast: https://viavid.webcasts.com/starthere.jsp?ei=1754391&tp_key=468d1eac39

Please join at least five minutes before the start of the call to ensure timely participation. A webcast replay will be available following the call using the webcast link above.

About Dot Ai

Dot Ai (Nasdaq: DAIC) is an IoT and AI-based SaaS company at the forefront of Asset Intelligence technology for smart supply chain operations. Leveraging state-of-the-art AI engines, cutting-edge 5G RF and BLE technology, and seamless cloud integrations, Dot Ai offers real-time asset visibility and predictive analytics that integrate with existing infrastructure. The Company serves multiple industries including aviation, construction, delivery, military, mining, retail, sea ports, medical logistics, warehousing and manufacturing. For more information, please visit daic.ai.

Use of Non-GAAP Financial Measures

This press release includes the following non-GAAP measure -- adjusted EBITDA, which is not a measure of financial performance under GAAP and should not be considered as an alternative to net income (loss) as a measure of financial performance. The Company believes this non-GAAP measure, when considered together with the corresponding GAAP measures, provides useful information to investors and management regarding financial and business trends relating to the Company’s results of operations. However, this non-GAAP measure has significant limitations in that it does not reflect all the costs and other items associated with the operation of the Company’s business as determined in accordance with GAAP. In addition, the Company’s non-GAAP measures may be calculated differently and are therefore not comparable to similar measures by other companies. Therefore, investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, measures of financial performance in accordance with GAAP. For a definition and reconciliation of EBITDA to net income (loss), its corresponding GAAP measure, please see the reconciliation table shown in this press release below.

US-GAAP NET LOSS TO ADJUSTED EBITDA RECONCILIATION

(Unaudited)

	For the Year Ended December 31,		For the three months ended December 31,
(In Thousands)	2025	2024	2025	2024
Net Loss	$(36.7)	$(21.5)	$(2.4)	$(2.7)
Interest expense	0.4	-	0.1	-
EBITDA	$(36.3)	$(21.5)	$(2.3)	$(2.7)
Adjustments
Acquisition and integration	1.2	2.0	-	0.5
Change in fair value of SAFE notes	17.4	14.5	-	0.3
Change in fair value of derivative liabilities	(0.2)	-	(0.2)	-
Transaction costs	2.7	-	-	-
Loss on extinguishment of debt	5.8	-	-	-
Loss on issuance of shares	0.3	-	0.3	-
Stock based compensation	-	0.2	-	-
Total Adjustments	27.2	16.7	0.1	0.8
Adjusted EBITDA	(9.1)	(4.8)	(2.2)	(1.9)

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts, including statements regarding anticipated production capacity increases, facility expansion plans, expected order fulfillment, and future business growth. All forward-looking statements are based on Dot Ai’s current expectations and beliefs concerning future developments and their potential effects on the company. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Readers are cautioned not to put undue reliance on forward-looking statements, and Dot Ai assumes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Investor Relations Contact

Lucas A. Zimmerman & Ian Scargill
MZ Group - MZ North America
(262) 247-6461
DAIC@mzgroup.us
www.mzgroup.us

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